Exhibit (e)(2)

SCHEDULE A

List of Funds

BlackRock AAA CLO ETF

BlackRock Flexible Income ETF

BlackRock Floating Rate Loan ETF

BlackRock High Yield Muni Income Bond ETF

BlackRock Muni Intermediate Income Bond ETF

Amended May 15, 2023